Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES DIVESTMENT OF QLT USA, INC.’S GENERIC DERMATOLOGY
AND MANUFACTURING BUSINESS

For Immediate Release	December 22, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that its wholly-owned subsidiary, QLT USA, Inc., has completed the sale of QLT USA’s generic dermatology and manufacturing business located in Fort Collins, Colorado to Tolmar Inc., a private pharmaceutical company. The purchase price is US$21 million, subject to customary post-closing adjustments, 60% of which was paid in cash at closing and the balance will be paid in two equal cash installments before the end of the first quarter of 2007. There will be an additional US$1 million payment if commercial orders for Aczone™ are produced in the Fort Collins plant.
“We are very pleased to complete this divestment as part of our strategy to focus on our core business,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “In addition to increasing our consolidated cash, this transaction will allow us to focus on the profitability of our ongoing business.”
The agreement includes the divestment of the Fort Collins manufacturing facility, the generic dermatology business and the dental products business. QLT expects approximately 140 employees to be transitioned to the purchaser with the divestiture of this business. Eligard® will continue to be manufactured in the Fort Collins plant under the terms of a supply agreement between QLT USA and Tolmar.
Michael R. Duncan, previously President of QLT USA, will become CEO of Tolmar. “I am very excited to join Tolmar,” said Mr. Duncan. “This transaction will allow us to expand our dermatology and pharmaceutical manufacturing business.”
About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

About Tolmar
Tolmar Inc. is a private pharmaceutical company. Through its related companies it operates five manufacturing facilities outside the U.S. and sells commercially branded generics and in-licensed products in more than 17 countries.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” of QLT, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to the factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.